Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Bryn Mawr Bank Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-144280, 333-143445, 333-119958, 333-76244, 333-57415, 033-61881, and 333-168072) on Forms S-8, registration statement (No. 333-163874) on Form S-4, and registration statement (No. 333-159588) on Form S-3 of Bryn Mawr Bank Corporation (the Corporation) of our reports dated March 16, 2011, with respect to the consolidated balance sheets of Bryn Mawr Bank Corporation and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, cash flows, changes in shareholders’ equity, and comprehensive income for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of the Corporation.

KPMG LLP

Philadelphia, Pennsylvania

March 16, 2011